Exhibit 99.1

Bill.com Hires Experienced Global Executive, Loren Padelford, as Chief Commercial Officer

SAN JOSE, Calif. – September 12, 2022 – Bill.com (NYSE:BILL), a leading provider of cloud-based software that simplifies, digitizes, and automates financial operations for small and midsized businesses (SMBs), announced today that Loren Padelford has joined the company as Chief Commercial Officer (CCO) responsible for sales and strategic partnerships, reporting to CEO and Founder, René Lacerte.

“Loren has proven leadership experience scaling a world-class software platform serving SMBs across the globe. His strong expertise building sales and go-to-market capabilities that drive adoption and engage millions of SMBs around the world will be critical for us as we continue to scale,” said René Lacerte, Bill.com CEO and Founder. “I look forward to working with him and leveraging his passion for helping SMBs flourish.”

Prior to joining Bill.com, Loren was COO of Podium where he led sales, partnerships, customer success and marketing to help hundreds of thousands of small businesses communicate more easily with their customers. Before this, Loren was at Shopify for seven years, ultimately serving as General Manager of Revenue where he led a team of over 1,500 to bring Shopify’s products and services to more than two million merchants in over 175 countries and generating over $4 billion in annual revenue.

“I grew up in a family of entrepreneurs, and I’m passionate about helping SMBs succeed. They are the backbone of every economy around the world, yet many of these businesses are struggling to keep track of their finances,” Loren said. “Bill.com is empowering SMBs with financial automation for visibility and control of their cash flow. I’m looking forward to extending BIll.com’s reach to millions of SMBs across the United States and ultimately, around the world.”

Loren holds an MBA from the University of Liverpool, as well as an undergraduate degree in psychology from the University of Guelph.

About Bill.com

Bill.com (NYSE: BILL) is a leading provider of cloud-based software that simplifies, digitizes, and automates financial operations for small and midsize businesses. The company’s mission is to make it simple to connect and do business. Additional solutions include all-in-one expense management platform Divvy and mobile invoicing product Invoice2go. Hundreds of thousands of SMBs worldwide use Bill.com’s solutions to manage end-to-end financial workflows, process payments, and create connections to suppliers and clients, helping to manage cash inflows and outflows. Bill.com partners with leading U.S. financial institutions, accounting firms, and accounting software providers. Bill.com is headquartered in San Jose, CA. For more information visit www.bill.com.

Press Contact:

Mark Heller

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IR Contact:

Karen Sansot

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